EXHIBIT 4.1

ELEVENTH AMENDMENT TO THE

SECTION 382 RIGHTS AGREEMENT

by and between

ENZON PHARMACEUTICALS, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,

as Rights Agent

This ELEVENTH AMENDMENT TO THE SECTION 382 RIGHTS AGREEMENT (this “Eleventh Amendment”) is made and entered into March 23, 2026, and is effective immediately, by and between Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Section 382 Rights Agreement, dated as of August 14, 2020 (the “Rights Agreement”), as initially amended on June 4, 2021, further amended on May 16, 2024, further amended on March 31, 2025, further amended on August 13, 2025, further amended on September 30, 2025, further amended on December 23, 2025, further amended on January 30, 2026, further amended on February 27, 2026, further amended on March 10, 2026, and further amended on March 18, 2026 (the “Tenth Amendment”);

WHEREAS, the Rights Agreement, under the terms of the Tenth Amendment, will expire at noon, New York City time, on March 24, 2026;

WHEREAS, the Company may amend the Rights Agreement pursuant to Section 26 thereof; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to extend the Final Expiration Date to noon, New York City Time, on March 26, 2026, in accordance with the terms set forth in this Eleventh Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and the Rights Agent agree as follows:

1. Amendments.

(a)	Section 7(a) of the Rights Agreement is hereby amended and restated to read as follows:

“Subject to Section 7(e) and Section 27 hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandth of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) noon, New York City time, on March 26, 2026 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which all of the Rights (other than Rights that have become void pursuant to the provisions of Section 7(e) hereof) are exchanged for Common Stock or other assets or securities as provided in Section 27 hereof, (iv) the Close of Business on the effective date of the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, or (v) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward (the earliest of (i) and (ii) and (iii) and (iv) and (v) being herein referred to as the “Expiration Date”).

(b)	All references to “noon, New York City time, on March 24, 2026” and “March 24, 2026” in Exhibit B (Form of Rights Certificate) and Exhibit C (Summary of Rights to Purchase Series A-1 Junior Participating Preferred Stock) to the Rights Agreement are amended to replace each such reference with “noon, New York City time, on March 26, 2026” and “March 26, 2026”, respectively.

2. Capitalized Terms. Capitalized terms not defined herein shall have the meanings given such terms in the Rights Agreement.

3. Descriptive Headings. Descriptive headings of the several Sections of this Eleventh Amendment are included for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

4. Governing Law. This Eleventh Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such State.

5. Counterparts. This Eleventh Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Eleventh Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

6. Effect of Eleventh Amendment. Except as expressly modified by this Eleventh Amendment, the Rights Agreement remains in full force and effect and is hereby ratified and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to be duly executed as of the date first written above.

ENZON PHARMACEUTICALS, INC.

By:	/s/Richard L. Feinstein
Name:	Richard L. Feinstein
Title:	Chief Executive Officer, Chief Financial Officer and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/Henry Farrell
Name:	Henry Farrell
Title:	Vice President

[Signature Page to Eleventh Amendment to Rights Agreement]